FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2012, AUTHORIZES STOCK REPURCHASE PROGRAM, AND ANNOUNCES CASH SPECIAL DIVIDEND.

Clarksville, Indiana—November 16, 2012. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $4.3 million and net income available to common shareholders of $4.1 million, or $1.85 per diluted share, for the year ended September 30, 2012 compared to net income of $4.0 million and net income available to common shareholders of $3.9 million, or $1.78 per diluted share, for the year ended September 30, 2011.

On July 6, 2012, the Bank completed its acquisition of the four Indiana branch offices of Elizabethtown, Kentucky-based First Federal Savings Bank of Elizabethtown, Inc. (“FFSB”). The acquisition was recorded using the purchase method of accounting and was effective at the close of business on July 6, 2012. As part of the acquisition, the Bank purchased net loans of $32.4 million and assumed net deposits of $116.5 million. In accounting for the acquisition, $566,000 was assigned to a core deposit intangible and the excess of cost over the fair value of the acquired net assets of $2.0 million has been recorded as goodwill. The Company incurred one-time transaction related expenses of approximately $597,000, including data processing costs of $327,000, professional fees of $194,000 and other miscellaneous expenses of $76,000.

Commenting on the reported earnings for 2012, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, “We continue to be very pleased with the core performance of the Company, the low level of nonperforming assets relative to our peers and the resilience of our asset quality in this persistently challenging economic environment. We are very proud of our dedicated staff that continually contributes to the growth and profitability of our organization.”

Net interest income after provision for loan losses increased $794,000 for the year ended September 30, 2012 as compared to the year ended September 30, 2011. Interest income increased $11,000 when comparing the two years due primarily to an increase in the average balance of interest-earning assets of $47.2 million from $475.5 million for 2011 to $522.7 million for 2012, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.57% for 2011 to 5.11% for 2012. Interest expense decreased $710,000 when comparing the two years due primarily to a decrease in the average cost of interest-bearing liabilities from 1.27% for 2011 to 1.04% for 2012, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $25.4 million from $424.6 million for 2011 to $450.0 million for 2012. The provision for loan losses decreased $73,000 from $1.6 million for 2011 to $1.5 million for 2012. Nonperforming loans decreased $1.5 million from $7.3 million at September 30, 2011 to $5.8 million at September 30, 2012. Net charge-offs were $1.3 million for the year ended September 30, 2012 compared to $744,000 for the year ended September 30, 2011.

Noninterest income increased $414,000 for the year ended September 30, 2012 as compared to the year ended September 30, 2011. The increase was due primarily to a gain of $324,000 on a life insurance policy during 2012, an increase in net securities gains of $143,000 for 2012 compared to 2011 and an increase in other income of $119,000, which more than offset decreases in service charges on deposit accounts of $77,000 and net gains on the sale of loans of $91,000. The increase in other income is due primarily to increases in surcharge, interchange and other fee income sources. The decrease in service charges on deposits was due primarily to a decrease in overdraft fee income.

Noninterest expenses increased $1.2 million for the year ended September 30, 2012 as compared to the year ended September 30, 2011. The increase was due primarily to increases in compensation and benefits, data processing, advertising and professional fees expenses of $326,000, $292,000, $225,000 and $408,000, respectively, which more than offset decreases in FDIC insurance premiums and net losses on foreclosed real estate of $107,000 and $207,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases, plus the addition of employees as a result of the acquisition of the FFSB branches. The increase in advertising expense was due primarily to a rebranding and advertising campaign for the Bank’s new look and logo that was launched in September 2011. The increases in data processing and professional fees expenses are due primarily to expenditures associated with the acquisition and integration of the FFSB branches.

The Company recognized income tax expense of $1.5 million for the year ended September 30, 2012, for an effective tax rate of 25.4%, compared to income tax expense of $1.7 million, for an effective tax rate of 29.5%, for the year ended September 30, 2011. The lower effective tax rate for the year ended September 30, 2012 was primarily due to a higher level of tax exempt income for 2012.

Results of Operations for the Three Months Ended September 30, 2012 and 2011

For the three-month period ended September 30, 2012, the Company reported net income and net income available to common shareholders of $1.1 million, or $0.49 per diluted share, compared to net income of $837,000 and net income available to common shareholders of $722,000, or $0.33 per diluted share, for the same period in 2011.

Net interest income after provision for loan losses increased $399,000 for the three-month period ended September 30, 2012 as compared to the same period in 2011. Interest income increased $390,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $91.7 million from $489.2 million for 2011 to $580.9 million for 2012, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.44% for 2011 to 4.88% for 2012. Interest expense decreased $113,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.22% for 2011 to 0.94% for 2012, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $77.9 million from $425.3 million for 2011 to $503.2 million for 2012. The provision for loan losses increased $104,000 from $531,000 for the three months ended September 30, 2011 to $635,000 for the same period in 2012. The increase is due primarily to increased net chargeoffs for the three months ended September 30, 2012, which totaled $624,000, as compared to $306,000 for the same period in 2011.

Noninterest income increased $319,000 for the three-month period ended September 30, 2012 as compared to the same period in 2011. The increase was due primarily to an increase in service charges on deposit accounts of $81,000, an increase in net securities gains of $162,000, and an increase in net gains on the sale of loans of $58,000. The increase in service charges on deposits is due primarily to the acquisition of the FFSB branches.

Noninterest expenses increased $347,000 for the three-month period ended September 30, 2012 as compared to the same period in 2011. The increase was due primarily to increases in compensation and benefits, professional fees, and other operating expenses of $120,000, $111,000, and $83,000, respectively, which more than offset a decrease in net losses on foreclosed real estate of $73,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases, plus the addition of employees as a result of the acquisition of the FFSB branches. The increase in professional fees was due primarily to investment management fees associated with the Bank’s managed trading securities account. The increase in other operating expenses is due primarily to expenditures associated with the integration of the FFSB branches.

The Company recognized income tax expense of $437,000 for the three-month period ended September 30, 2012, for an effective tax rate of 27.7%, compared to income tax expense of $370,000, for an effective tax rate of 30.7%, for the same period in 2011. The lower effective tax rate for the three months ended September 30, 2012 was due primarily to a higher level of tax exempt income for 2012.

Comparison of Financial Condition at September 30, 2012 and September 30, 2011

Total assets increased $101.8 million from $537.1 million at September 30, 2011 to $638.9 million at September 30, 2012. Cash and cash equivalents, investment securities, and net loans increased $11.6 million, $45.9 million and $34.6 million, respectively, from September 30, 2011 to September 30, 2012. The Company has also invested in real estate development and construction totaling $4.5 million during the year ended September 30, 2012. Deposits increased by $106.6 million while repurchase agreements decreased by $15.1 million. The increase in deposits is primarily due to deposits assumed in the acquisition of the FFSB branches.

Stockholders’ equity increased $6.3 million from $76.6 million at September 30, 2011 to $82.9 million at September 30, 2012. The increase was due primarily to $4.1 million of retained net earnings and a $2.3 million increase in net unrealized gains on securities available for sale. At September 30, 2012, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

Stock Repurchase Plan

On November 16, 2012, the Board of Directors authorized a new stock repurchase program to acquire up to 230,217 shares, or approximately 10%, of the Company’s outstanding common stock that will be outstanding upon completion of the current stock repurchase program. The Company’s current repurchase program has 21,350 shares remaining to be purchased as of the close of trading on November 16, 2012. The new repurchases will commence upon completion of the current repurchase program. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Special Cash Dividend

On November 16, 2012, the Board of Directors declared a special cash dividend of $0.40 per share on its outstanding common stock, payable on or about December 31, 2012 to stockholders of record as of the close of business on November 30, 2012. Commenting on the announcement, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, “We are very pleased at the opportunity to enhance shareholder value by deploying excess capital in a manner consistent with the desire of our Board, our management and our shareholders at large. While other institutions are challenged to raise additional capital, we continue to be a well-capitalized organization with the ability to take advantage of these strategic opportunities.”

Additionally, the Board of Directors currently intends to adopt a policy of paying regular cash dividends beginning during the first calendar quarter of 2013. The Company cannot guarantee that it will pay dividends or that, if paid, it will not reduce or eliminate dividends in the future.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724